CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the AutoNation 401(k) Plan , of our report dated May 16, 2003 with respect to the financial statements of the Plan included in the Plan’s Annual Report on the Form 11-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Oak Brook, Illinois June 27, 2003